EXHIBIT 21




                         Subsidiaries of the Registrant

Subsidiaries of Virginia Commerce Bancorp, Inc.

o        Virginia Commerce Bank - Virginia

Subsidiaries of Virginia Commerce Bank

o        Northeast Land and Development Corporation - Virginia
o        Virginia Commerce Insurance Agency, L.L.C. - Virginia